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                                                                   Exhibit 10.75


              SEVERANCE AGREEMENT AND RELEASE AND WAIVER OF CLAIMS

THIS SEVERANCE AGREEMENT AND RELEASE AND WAIVER OF CLAIMS, dated as of July 1, 2002 (the "Effective Date"), is made and entered into by and between Aquis Communications Group, Inc. ("Company) located at 1719A Route 10, Suite 300, Parsippany, New Jersey, 07054 and John B. Frieling (hereinafter the "Executive") located care of Deerfield Partners, LLC, 20 North Main Street, Suite 120, Sherborn, MA 0117O (hereinafter the "Agreement"). The Company and the Executive may also be referred to collectively as the "Parties."

                               W I T N E S S E T H

         WHEREAS, the Executive currently serves as the Chief Executive Officer ("CEO") and a Director of the Company, and

         WHEREAS, the Company is in negotiations with its principal lender regarding the financial restructuring of the Company (the "Restructuring"), and the Parties recognize that this Agreement is a condition precedent to such a restructuring, and

         WHEREAS, the Parties are currently signatories to a certain executive services agreement dated December 1, 2001 (hereinafter referred to as the "ESA") which sets forth the terms and conditions of the Executive's engagement as the CEO of the Company, and

         WHEREAS, the ESA had an initial term that expires on December 31, 2002, and

         WHEREAS, the Parties have mutually resolved to terminate the ESA prior to the end of its initial term, such termination to be effective on the closing of the Restructuring, and

         WHEREAS, the Parties desire to agree to terms for the premature termination of the ESA including but not limited to the lost compensation to be paid to the Executive occasioned by such termination and to set forth the respective obligations of the Parties going forward.

         NOW, THEREFORE, in consideration of the mutual promises herein contained, and intending to be legally bound hereby, it is agreed as follows:

         1. A. Upon the Effective Date of this Agreement, the Executive shall cease to be CEO of the Company under the terms and conditions of employment set forth in the ESA dated December 1, 2001, provided however, that the Executive will keep his position as Director of the Company until the earlier of (x) the closing contemplated by the Restructuring Agreement dated July 1, 2002, among the Company, Desert Communications LLC and Finova (the "Closing Date") and (y) the date on which the Executive's term as a director is ended in accordance with Delaware law and the Company's Certificate of Incorporation and Bylaws.

                  B. As consideration for this Agreement, the Executive shall receive until the Closing Date a monthly payment of Fifteen Thousand ($15,000) per month, net of any required withholding, the amount of his previous salary under the ESA, payable on the first day of each month. Further, the Executive will, until the Closing Date be entitled to the Company's normal employee benefits that were in effect during the term of his employment with the Company.

                  C. The options as delineated in the ESA shall continue for the stated term of the options, notwithstanding any provision in the option agreement providing for expiration on or about cessation of services under the ESA, or any other provision to the contrary.

                  D. Executive will receive appropriate tax documentation for the consideration received hereunder. Executive acknowledges that Company's foregoing consideration represents compensation for a full and complete settlement of any claims or allegations that might be raised with respect to the premature termination of the ESA or any claims with respect to the Executive's employment or otherwise. The Executive further acknowledges that the foregoing consideration provided by Company in exchange for his waiver of claims and other covenants and promises as outlined below is in addition to anything of value to which he is already entitled.

                  2. As a material inducement for Company to enter into this Agreement, Executive hereby agrees, acknowledges and promises to forego and waive any and all rights he may have to file a claim, action, complaint, controversy, cause of action, lawsuit, charge, complaint, suit, demand or petition ("claim" or "claims") in a court of law or any other tribunal against Company, Company's owners, stockholders, predecessors, successors, assigns, agents, directors, officers, current and former employees, representatives, attorneys, divisions, groups, subsidiaries, affiliates and parent companies, as well as any parent companies' owners, stockholders, predecessors, successors, assigns, agents, directors, officers, current and former employees, representatives, divisions, groups, subsidiaries and affiliates, and all persons acting by, through, under, or in concert with any of them, or any of them (collectively, "Releasees"), for any rights, claims or entitlements Executive claims to have against Company and/or releasees, known and/or unknown, choate and/or inchoate, which Executive may now have, own, or hold, or claim to have, own or hold, or which Executive at any time heretofore had, owned or held, or claimed to have, owned, or held, or which Executive at any time may have, own, or hold, or claim to have, own or hold against Company and/or releasees, from the beginning of time to the Effective Date of this Agreement, by reason of any claims arising from or related to Executive's employment relationship with Company or otherwise, any affiliate of Company and/or releasees, and separation of any employment relationship and any matters or allegations which are the subject matter of the aforementioned allegations and contentions or otherwise, including any claims arising from any alleged violation by releasees of any federal, state or local statutes, regulations, ordinances or common law causes of action in law and in equity (and all associated claims for attorneys' fees), including but not limited to:

A.       the Federal Age Discrimination in Employment Act of 1967, as amended;

B.       Title VII of the Civil Rights Act of 1964, as amended;

C.       42 U.S.C.ss.1981, as amended;

D.       the Federal Equal Pay Act of 1963;

E. the Federal Employee Retirement Income Security Act of 1974, as amended; including but not limited to, Section 510 claims for discrimination;

F.       the Americans With Disabilities Act, as amended;

G.       the Family and Medical Leave Act;

H. Executive Order 11246 (applicable to Federal Government contractors and subcontractors);

I. the Vietnam-Era Veteran's Readjustment Assistance Act of 1974 (applicable to Federal Government contracts and subcontractors);

J. the Rehabilitation Act of 1973 (applicable to Federal Government contracts and subcontractors);

K.       the Immigration and Nationality Act, as amended;

L.       the Uniform Services Employment and Reemployment Rights Act of 1994;

M. the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey Workers' Compensation Act, the New Jersey State Wage and Hours law, the New Jersey Political Activities of Employees law, the New Jersey Jury Duty Employment Protection law, the New Jersey Lie Detector Test law, the New Jersey Tobacco Use law, the New Jersey Genetic Testing law;

N. Any Federal, State or local law, rule, statute, ordinance, regulation, executive order or guideline, including, but not limited to, those laws specifically described above;

O. Any oral or written contract of employment with Company, express or implied, or any oral or written agreement, express or implied, purporting to establish terms and conditions of employment or addressing termination of employment; and

P. Any other Federal, State or local common-law causes of action related to Executive's employment with Company or separation from employment with Company.

         Executive acknowledges and agrees that this release specifically includes and resolves any and all claims (in addition to those above) for related costs and/or attorneys' fees.

         3. This Agreement and the releases hereunder are without prejudice to the Parties' right to enforce the terms and conditions of this Agreement.

         4. Executive acknowledges that he has not heretofore filed any claims against Releasees in a court of law or other tribunal other than those claims covered by the above captioned action. To the extent Executive has previously filed other claims, he agrees to take all steps necessary to dismiss that action with prejudice within ten (10) calendar days of signing this Agreement and agrees that claims raised therein are released and waived by virtue of this Agreement. Except as required by law, Executive further agrees that no other person, organization or entity acting on his behalf and/or with his consent shall file such a claim against Releasees.

         5. Company represents that it has Director's and Officer's liability insurance that provides coverage for covered events during the time of the Executive's tenure with the Company as an Officer and/or Director. The Company also represents that its Certificate of Incorporation provides for the indemnification of Officers and Directors under circumstances stated therein. The Company agrees that it will not take any action to abrogate any rights or privileges that the Executive currently enjoys under any Director's and Officer's Liability Policy or Certificate of Incorporation relating to the issue of defense and/or indemnification and that it will maintain comparable insurance for a period of no less than three (3) years from the Effective Date of the Agreement. Executive also represents that he will abide by all conditions precedent or obligations thereunder in order to avail himself of such coverage and/or such defense and indemnification. Except as heretofore provided, it is the intent of this paragraph that the Executive stand in no better or no worse position in terms of defense and indemnification vis-a-vis others that were Directors and Officers during the Executive's tenure in such roles with the Company.

         6. Company, on behalf of itself, the Releasees, their collective predecessors, successors and assigns, hereby unconditionally releases, discharges and acquits Executive, his successors, heirs, executors, administrators, and assigns from all actions, claims, causes of action, charges, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, demands, or any other type of relief of any nature whatsoever, whether known or unknown, whether statutory or common law, whether federal, state, or local, which the Company, the Releasees or any of them, has asserted or could have asserted, now has, or ever had, against Executive, his successors, heirs, executors, administrators, and assigns from the beginning of the world to the Effective Date of this Agreement.

         7. It is the purpose of the mutual waiver and release paragraphs of this Agreement for the parties to affect a full general release of each other, except with respect to specifically stated exceptions or obligations stated hereunder.

         8. Should Executive file a claim against Releasees with an agency or tribunal other than a court of law which claim arose prior to or on the date Executive signs this Agreement and/or which claim related in any way to Executive's employment with Company, separation from employment with Company and/or any matters or allegations which are the subject of the aforementioned allegations and contentions or otherwise, Executive agrees to irrevocably and unconditionally release, acquit, and forever discharge Releasees from any and all liability which may result from that claim (including attorney's fees, costs actually incurred, and liquidated damages), of any nature whatsoever, and he will not participate in any recoveries which may result from that claim. This release includes, but is not limited to, any claims arising from any alleged violation by Releasees of any federal, state or local statutes, regulations, ordinances or common law causes of action in law and in equity, including but not limited to, those causes of action listed above.

         9. Executive acknowledges that he has not heretofore filed any such claims against Releasees, and Company acknowledges that it has not heretofore filed any claims against Executive. To the extent Executive has previously filed such a claim, Executive agrees to release, acquit and forever discharge the Releasees from any and all liability which may result from that claim, of any nature whatsoever, and will not participate in any recoveries which may result from that claim. To the extent Company has previously filed such a claim, Company agrees to release, acquit and forever discharge Executive from any and all liability which may result from that claim, of any nature whatsoever, and will not participate in any recoveries which may result from that claim.

         10. Executive agrees that he will be responsible for any income tax liability which may be imposed on the receipt of the consideration by the Executive. Executive also agrees to indemnify Company against and hold Company harmless from any and all liability for withholding taxes imposed by any federal, state or local taxing authority, as well as liability for any fines, penalties and interest which may be imposed on Company on the consideration.

         11. Executive agrees that he will not voluntarily assist others in bringing any type of claims against any of the Releasees, involving any matter allegedly occurring and/or occurring in the past up to the date of this Agreement, or involving and based upon any claims which are the subject of this Agreement, unless otherwise permitted or required by law or legal process (including subpoenas).

12. Executive and Company (on behalf of itself and its Managerial Level employees, and Directors ), agree that each shall not defame, slander, or libel each other.

         13. The Executive agrees to assist the Company by making himself reasonably available and by complying with the reasonable requests of Company and Company's counsel, in the event that Company needs his testimony or other assistance while defending any claim, action or lawsuit brought by or against the Company or its affiliates, subsidiaries, employees, officers and directors, concerning any matter about which the Executive has knowledge. The Company shall pay for all reasonable disbursements approved in advance, and if the assistance is needed beyond the date of December 31, 2002, the Company shall pay the Executive a per diem rate of $1,500 for part or full days for his time spent with respect to assistance. Incidental telephone calls and correspondence performed on a particular day do not qualify as a "part day" for purposes of compensation hereunder, unless the Executive expends more than three (3) hours of effort on that day. The Company also agrees to pay reasonable attorney's fees for the Executive's counsel should separate counsel be reasonably necessary at any time throughout.

         14. In the event that the restructuring contemplated by the Parties is not consummated by October 15, 2002, the Executive's resignation as CEO shall be null and void and the ESA and all its terms shall be reinstated in full force and effect.

         15. This Agreement shall not in any way be construed as an admission by the Company of any acts of wrongdoing whatsoever against Executive or any other person, and Company specifically disclaims any liability to Executive or any other person, on the part of itself, its affiliates, its officers, employees, agents or parents.

         16. Executive represents that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or any portion of a claim covered by this Agreement.

         17. Executive represents and acknowledges that in executing this Agreement he does not rely, and has not relied, upon any representation or statement made by Company, or any of the Releasees or their agents, representatives or attorneys with regard to the subject matter, basis, content or effect of this Agreement or otherwise.

         18. Executive acknowledges that prior to the execution of this Agreement, he sought the advice and counsel of his attorney regarding the contents of this Agreement and that he was advised to do so in writing. Executive acknowledges that he has entered into this Agreement knowingly, voluntarily and of his own free will.

         19. Executive acknowledges that he has been given a reasonable period of time of approximately twenty-one (21) days in which to consider the terms of this Agreement . To the extent Executive wishes to execute this Agreement prior to the conclusion of the twenty-one (21) day period, Executive acknowledges that he will only do so in a knowing and voluntary manner and of his own free will.

         20. Executive acknowledges that for a period of seven (7) days following the execution of this Agreement, he may revoke the Agreement and the Agreement shall not become effective or enforceable until the revocation period has expired ("Effective Date"). Notice of Revocation must be given to Joseph P. Galda, c/o Hodgson Russ LLP, One M&T Plaza, Suite 2000, Buffalo, New York 14203. Executive acknowledges that he shall not receive any of the benefits or consideration provided in this Agreement until the seven day revocation period has expired and the Agreement has not been revoked and all other conditions to payment of the consideration have been satisfied.

         21. The parties agree that any changes to this Agreement, material or immaterial, will not restart the running of the twenty-one (21) day period referred to above. If Executive revokes this Agreement, it shall be null and void and the obligations or entitlements of both parties under this Agreement shall be eliminated.

         22. This Agreement shall be binding upon Executive and upon his heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Company and any of the Releasees and each of them, and to their successors and assigns.

         23. This Agreement is made in the State of New Jersey and shall in all respects be interpreted, enforced and governed under the laws of said State, without regard to its choice of law provisions, as well as the laws of the United States of America. The language of all parts of this Agreement shall in all cases be construed as a whole and according to its fair meaning.

         24. Should any word, phrase, sentence, paragraph, clause or provision of this Agreement be declared or be determined by any court or other tribunal to be illegal or invalid, the validity of the remaining parts, terms or provision shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

         25. As used in this Agreement, the singular or plural shall be deemed to include the other whenever the context so indicates or requires.

         26. The Parties hereto shall take such further action and execute such further instruments or documents as may be reasonably necessary to effectuate the purpose and intent of this Agreement.

         27. This Agreement sets forth the entire Agreement among the Parties hereto, and fully supersedes any and all prior Agreements or understandings between the Parties hereto pertaining to the subject matter hereof. The failure of either Company or Executive to require the performance of any term or obligation of this Agreement or the waiver by either Company or Executive of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation and shall not be deemed a waiver of any subsequent breach. No modification or waiver of any provision of this Agreement shall be effective unless in writing and signed by Company and Executive.

         28. All notices, requests, demands or other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand, mailed within the continental United States by certified or registered mail, postage prepaid, return receipt requested, or by a reputable overnight courier such as federal express, addressed to the party to whom the notice is directed at the "Notice Address" of such party. The Notice Address of each party is:

         If to Company:             Aquis Communications Group, Inc.
                                    1719A Route 10
                                    Suite 300
                                    Parsippany, New Jersey 07054

         with a copy to:            Hodgson Russ, LLP
                                    One M & T Plaza, Suite 2000
                                    Buffalo, New York 142220
                                    Attn:  Joseph Galda

         If to Executive:           John B. Frieling
                                    c/o Deerfield Partners, LLC
                                    20 North Main Street
                                    Suite 120
                                    Sherborn, MA 01170

         29. This Agreement may be executed through the use of separate signature pages in multiple originals and in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement, binding on all parties, notwithstanding that all parties are not signatories to the same counterpart. The parties shall exchange original signed Agreements as soon as practicable following delivery and execution as aforesaid.

                 PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES
                    A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS

                                 AQUIS COMMUNICATIONS GROUP, INC.


                                 By: /s/ D. Brian Plunkett
                                    -------------------------------------------

                                 Name: D. Brian Plunkett
                                      -----------------------------------------

                                 Title: CFO
                                       ----------------------------------------


                                 EXECUTIVE JOHN B. FRIELING


Date:                            /s/ John B. Frieling
     ----------------------      ----------------------------------------------

COMMONWEALTH OF MASSACHUSETTS       }
                                     ss.
COUNTY OF ______________            }

         I HEREBY CERTIFY that on this day before me, an officer duly qualified to take acknowledgments, personally appeared Executive, JOHN B. FRIELING, personally known to me or who has produced (type of identification) and has acknowledged before me that he executed the foregoing freely and voluntarily for the purpose therein expressed, who did take an oath.

         WITNESS my hand and official seal at said County and State, this __ day of ____________, 2002.

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